Registration No. 33-84894

                                                                Rule 424(b)(3)



           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED APRIL 30, 1996


                     MLCC MORTGAGE INVESTORS, INC., Seller

           ML Revolving Home Equity Loan Asset Backed Certificates,

                     Series 1996-1, Investor Certificates


                       MERRILL LYNCH CREDIT CORPORATION

                                   Servicer



     On May 2, 1996, the ML Revolving Home Equity Loan Trust 1996-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-1 (the "Certificates") in an original aggregate principal amount of approximately $284,711,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of April 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.


     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-32 of the Prospectus Supplement are hereby updated, in their entirety, as follows:






                                               MORTGAGE LOAN DELINQUENCY EXPERIENCE

                                                        (Dollars in Thousands)


                                        Year ended       Year ended       Year ended       Year ended      Year ended
                                       December 31,     December 31,     December 31,     December 31,    December 31,
                                          1998             1999             2000             2001            2002
                                       ------------     ------------     -----------      -----------     -----------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 30,571           31,517           33,863            6,700           4,650
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,191,938       $1,202,594       $1,313,527         $308,240        $207,160
Loan Balance of RCL Loans
  2 months Delinquent                       $6,634           $6,427           $8,137           $7,327          $4,837
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $31,348          $22,863          $18,782           $7,860          $7,715
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       3.19%            2.44%            2.05%            4.93%           6.06%



                                                 MORTGAGE LOAN LOSS EXPERIENCE

                                                        (Dollars in Thousands)



                                        Year ended       Year ended       Year ended       Year ended      Year ended
                                       December 31,     December 31,     December 31,     December 31,    December 31,
                                          1998             1999             2000             2001            2002
                                       -----------     ------------     -----------      -----------     ------------
Number of Revolving Credit Line
  Loans Serviced                            30,571           31,517           33,863            6,700           4,650
Aggregate Loan Balance of RCL
  Loans Serviced                        $1,191,938       $1,202,594       $1,313,527         $308,240        $207,160
For the Period:
  Gross Charge-offs Dollars                 $2,756           $4,445           $3,884           $1,037          $1,689
Percentage(2)                                0.23%            0.37%            0.30%            0.34%           0.82%



_____________

(1)  Includes Bankruptcy and Foreclosure.

(2)  As a percentage of aggregate balance of revolving credit line loans serviced.





     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2002, the Loan Balances of the Mortgage Loans:




                     Trust Balances of Mortgage Loans as of December 31, 2002


                                                                                % of Mortgage
                                     Number of                                  Loans by Trust
Range of Trust Balances           Mortgage Loans         Trust Balance             Balance
----------------------------------------------------------------------------------------------
$0-$24,999.99                         311                $3,801,508.00              10.31%
$25,000-$49,999.99                    186                $6,805,990.76              18.46%
$50,000-$74,999.99                     90                $5,402,645.27              14.65%
$75,000-$99,999.99                     52                $4,613,774.00              12.51%
$100,000-$124,999.99                   20                $2,256,964.74               6.12%
$125,000-$149,999.99                   15                $2,138,921.83               5.80%
$150,000-$199,999.99                   18                $3,112,508.83               8.44%
$200,000-$249,999.99                    7                $1,593,942.16               4.32%
$250,000-$299,999.99                    4                $1,062,816.45               2.88%
$300,000-$349,999.99                    4                $1,304,438.76               3.54%
$350,000-$399,999.99                    2                  $769,882.78               2.09%
$400,000-$449,999.99                    1                  $406,274.25               1.10%
$450,000-$499,999.99                    2                  $960,562.19               2.61%
$500,000-$549,999.99                    1                  $542,886.20               1.47%
$550,000-$599,999.99                    1                  $595,000.00               1.62%
$600,000-$649,999.99                    1                  $614,388.00               1.67%
$850,000-$899,999.99                    1                  $887,796.00               2.41%
                                 -------------------------------------------------------------
                          TOTALS       716              $36,870,300.22             100.00%
                                 =============================================================







                                            ____________________





                          The date of this Supplement is April 30, 2003.


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